AMENDED AND RESTATED
                   SEVENTH ALLONGE TO SECURED PROMISSORY NOTE


     WHEREAS, the parties entered into a Seventh Allonge to Secured Promissory Note dated August 24, 1999, attached to and forming a part of the Secured Promissory Note, dated January 26, 1999, made by THE NETWORK CONNECTION, INC., a Georgia corporation ("MAKER"), payable to the order of Interactive Flight Technologies, Inc., a Delaware corporation, now known as Global Technologies, Ltd. ("PAYEE"), in the original principal amount of $500,000 and in the principal amount as of the date hereof of $3,122,757.

     WHEREAS, the Seventh Allonge contained an inaccurate description of the conversion calculation set forth in Paragraph 16;

     WHEREAS, the parties now wish to amend and restate the Seventh Allonge to correctly reflect the intent of the parties;

     NOW THEREFORE, the parties agree that the Seventh Allonge is hereby amended and restated to read in its entirety as follows:

     ALLONGE, dated effective as of August 24, 1999, attached to and forming a part of the Secured Promissory Note, dated January 26, 1999, as amended by the Allonge to Secured Promissory Note dated January 29, 1999, the Second Allonge to Secured Promissory Note dated March 19, 1999, the Third Allonge to Secured Promissory Note dated March 24, 1999, the Fourth Allonge to Secured Promissory Note dated May 10, 1999, the Fifth Allonge to Secured Promissory Note dated July 16, 1999, and the Sixth Allonge to Secured Promissory Note dated August 9, 1999 (collectively, the "NOTE"), made by THE NETWORK CONNECTION, INC., a Georgia corporation ("MAKER"), payable to the order of GLOBAL TECHNOLOGIES, LTD., a Delaware corporation ("PAYEE"), in the original principal amount of $500,000 and in the principal amount as of the date hereof of $3,122,757.

     1. In consideration of the payment by Payee of certain obligations of Maker, the principal amount of the Note is hereby increased by One Million Two Hundred Thousand Dollars ($1,200,000) to Four Million Three Hundred Twenty-Two Thousand Seven Hundred Fifty Seven Dollars ($4,322,757). Accordingly, the first paragraph of the Note is hereby amended as follows:

     FOR VALUE RECEIVED, the undersigned, The Network connection, Inc., a Georgia corporation (the "MAKER"), hereby promises to pay to the order of Interactive Flight Technologies, Inc., a Delaware corporation, its successors and assigns (the "PAYEE"), the principal sum of Four Million Three Hundred Twenty-Two Thousand Seven Hundred Fifty-Seven Dollars ($4,322,757), together with interest on the outstanding principal balance thereof accrued from the date hereof: (a) at the fixed rate of 9.5% per annum in respect of all periods during which no Event of Default (as such term is hereinafter defined) is continuing; and (b) at the fixed rate of 12.5% in respect of all periods during which any Event of Default is continuing. All payments of principal and/or interest shall be paid in lawful money of the United States of America in immediately available funds to an account designated by Payee.

     2. Paragraph 16 is hereby amended and restated in full to read as follows:

          16. CONVERSION RIGHTS. Payee shall be entitled, at any time and from time to time and in its sole discretion, to convert all or a portion of the principal amount and accrued interest due under this Note into shares of the Maker's Series C 8% Convertible Preferred Stock, $.01 par value, Stated Value $1,000 per share (the "PREFERRED STOCK") or, at the option of Payee, into the Maker's Common Stock (the "COMMON STOCK"). Any such conversion into Preferred Stock shall be effected at the rate of one share of Preferred Stock for each $1,000 due hereunder which Payee has elected to convert (the "CONVERSION RATE"). If Payee elects to convert all or a portion of the principal amount and accrued interest due under this Note directly into the Common Stock, the number of shares to be issued shall be calculated as if such amount had first been converted to Preferred Stock hereunder (calculated without regard to any insufficiency of authorized shares of Preferred Stock) and such resulting shares of Preferred Stock had, in turn, immediately been converted to Common Stock at a conversion price per share equal to the lowest of (a) $1.50, (b) 66.67% of the Average Price (as hereafter defined), (c) the price per share at which the Maker, after the date of this Allonge, issues and sells any Common Stock, or (d) where coupled with the right of the purchaser(s) thereof to demand that the Corporation register under the Securities Act of 1933 any Common Shares (not theretofore registered) for which any warrants or options may be exercised or any convertible, exchangeable or exercisable securities may be converted, exercised or exchanged, (i) the exercise price of any such warrants or options issued by the Maker after the date of this Allonge, or
     (ii) the conversion rate, exchange rate or exercise price, respectively, of any such convertible, exchangeable or exercisable security issued by the Maker after the date of this Allonge, except for stock option agreements or stock incentive agreements issued pursuant to employee benefit plans. For purposes of this Paragraph 16, the term "Average Price" per share of Common Stock means the average of the closing bid prices as reported on the Nasdaq Stock Market (or if not then traded on such market, on such exchange or quotation system where such shares are then traded) for the lowest five of the twenty trading days immediately preceding the Conversion Date.

     Payee may elect to convert by delivering to Maker, by facsimile, telecopier or other expedient means of transmission, a notice of conversion stating
     (i) the principal amount and/or accrued interest to be converted, (ii) the number of shares of Preferred Stock or Common Stock to be issued as a result of such conversion; and (iii) the person(s) in whose name the Preferred Stock or Common Stock is to be issued. The conversion of any portion of this Note and the resulting issuance of Preferred Stock or Common Stock shall be effective upon the date that Maker receives the corresponding notice of conversion, and Maker shall deliver to Payee one or more certificates evidencing such shares no later than five days following such effective date. Upon a conversion of all amounts due hereunder, Payee shall deliver the original Note (including all Allonges), marked "PAID," to Maker no later than five days following the delivery to Maker of the conversion notice. In the event of a conversion of less than all amounts due hereunder, (A) no principal amount under the Note shall be deemed converted unless and until all accrued interest under the Note shall be first converted; and (B) the portion of the amounts due hereunder that are so converted shall be deemed repaid. The parties shall mark on the grid attached to the Fourth Allonge to Secured Promissory Note dated May 10, 1999 the facts related to such partial conversion and shall confirm the accuracy of the entry by signing next to each such entry.

     3. Any agreement to subordinate, or any subordination, of the indebtedness represented by the Note to bank or finance company indebtedness, which may heretofore have been given by Payee, is null and void and of no force or effect. Maker represents and warrants to Payee that since execution of the Note, Payee retains a first priority security interest in the Collateral granted by Maker to Payee pursuant to that certain Security Agreement dated January 25, 1999 as amended, ("SECURITY AGREEMENT"). The Maker's obligations under the Note, as amended hereby, shall be and are deemed to be secured by the Collateral and subject to the terms of the Security Agreement, all of which are confirmed and ratified as of the date hereof, including, but not limited to, all of the representations, warranties and covenants therein.

     4. In all other respects, the Note is confirmed, ratified, and approved and, as amended by this Amended and Restated Seventh Allonge, shall continue in full force and effect.

     IN WITNESS WHEREOF, Maker and Payee have caused this Amended and Restated Seventh Allonge to be executed and delivered by their respective duly authorized officers on this 10th day of December, 1999, to be effective as of the day and year first above written.

                                    THE NETWORK CONNECTION INC.


                                    By: /s/ Morris C. Aaron
                                        -------------------------
                                        Morris C. Aaron

                                    Accepted and agreed to:

                                    GLOBAL TECHNOLOGIES, LTD.


                                    By: /s/ Irwin L. Gross
                                        -------------------------
                                        Irwin L. Gross